Exhibit 10.21

May 7, 2015

Chris Elshaw

Dear Chris:

On behalf of TA Topco 1, LLC (the “Company”), the parent company of SkinnyPop Popcorn LLC, we are prepared to offer you a position as a member of the Board of Managers of the Company (the “Board”). Your appointment to the Board is subject to (i) the approval of the Board and (ii) a satisfactory review of your Director & Officer Questionnaire attached hereto as Exhibit A and a satisfactory background check. Your appointment is scheduled to begin on May 7, 2015.

Subject to the approval of the Board, in consideration of your service as a member of the Board you will be paid a fee of $15,000 per Board meeting you attend in person and $5,000 per Board meeting you attend telephonically. It is expected that the Company will have four to five Board meetings per year. Such fee will be payable quarterly, in arrears, provided that you attend, or join telephonically, the meeting or meetings of the Board in such quarter. You also agree that you will attend periodic telephonic meetings of the Board, as may be held from time to time, at the discretion of the Board. Your reasonable travel expenses incurred in connection with attending the Board meetings will be reimbursed by the Company.

In addition, subject to the approval of the Board, the Company shall grant you 288,812.70 Class C-1 Units representing 0.25% of the fully-diluted common equivalents of the Company (including the full 7.5% C-1 equity incentive plan and the 6.5% C-2 equity incentive plan) as of the date of this letter. Each C-1 unit holds a base value which functions similar to a strike price and which will be set at the equity value of the Company at the date of grant, such that you will participate in value creation above and beyond the value at the beginning of your tenure on the Board.

In accordance with the limited liability company agreement of the Company, you shall hold your position as a member of the Board until your earlier resignation or removal. You may be removed from the Board with or without cause at any time in accordance with such limited liability company agreement.

We are excited about the prospect of having you join the Board. We look forward to receiving a response from you within ten (10) days acknowledging, by signing below, that you have accepted this offer.

[Signature page follows]

Very truly yours,

SKINNYPOP POPCORN, LLC

By:	/s/ William Christ
Name:	William Christ
Title:	Director

ACKNOWLEDGED AND AGREED:

/s/ Chris Elshaw

Chris Elshaw